Exhibit 10.1

CONVERTIBLE LINE OF CREDIT AGREEMENT

This Convertible Line of Credit Agreement (this “Agreement”) is made as of September 2nd, 2025 (the

“Effective Date”) by and between Siwatex OÜ, a limited liability company incorporated in Estonia (company no. 14398555) (“Lender”), and Nixxy Inc., a Nevada corporation listed on NASDAQ, with registered address at 1178 Broadway, 3rd Floor, New York, NY 10001 (“Borrower”). Lender and Borrower are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” 1. Recitals

A. Borrower has requested that Lender make available a convertible revolving line of credit in the principal amount of up to USD $2,000,000 to finance working capital and general corporate purposes of Borrower and its subsidiaries (each, a “Group Company” and collectively, the “Group”). B. Lender is willing to provide such facility on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

2. Definitions

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Nevada are authorized or required by law to close.

“Conversion Shares” has the meaning set forth in Section 7.4.

“Conversion Price” has the meaning set forth in Section 7.3.

“First Drawdown Date” means the date on which Borrower first draws funds under this Agreement.

“Interest Payment Date” means each date interest is due and payable under Section 5.3.

“Maturity Date” means the date that is twelve (12) calendar months after the Effective Date, as may be extended pursuant to Section 4.3, unless earlier terminated pursuant to this Agreement.

3. The Facility

3.1 Type; Currency; Maximum Amount. Subject to the terms hereof, Lender hereby establishes in favor of Borrower a revolving, unsecured line of credit denominated in United States Dollars (USD) in an aggregate principal amount not to exceed USD $2,000,000 (the “Facility”).

3.2 Drawdowns. (a) Borrower may request advances (“Drawdowns”) in minimum increments of USD $50,000 each. (b) The maximum total amount Borrower may draw in any calendar month shall not exceed USD $500,000. (c) Borrower shall provide Lender with at least two (2) Business Days’ prior written notice of any Drawdown, stating the requested principal amount and proposed funding date. (d) Each Drawdown is subject to the conditions precedent in Section 10.

3.3 Use of Proceeds. Borrower shall use proceeds of the Facility to (a) finance working capital requirements of the Group; (b) finance general corporate purposes, including capital expenditures and acquisitions; and (c) pay transaction costs and expenses related to this Agreement. Any subsequent Drawdowns may be used for general corporate purposes of the Group, including capital expenditures and acquisitions.

3.4 Term. Subject to earlier termination as provided herein, the Facility shall be available for Drawdowns from the Effective Date until the Maturity Date.

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4. Repayment

4.1 Repayment at Maturity. Unless previously converted pursuant to Section 7, Borrower shall repay in full the outstanding principal of all Drawdowns, together with all accrued and unpaid interest and other amounts due hereunder, on the Maturity Date.

4.2 Extension of Maturity. Borrower may elect, upon not less than ten (10) Business Days’ prior written notice delivered before the then-applicable Maturity Date, to extend the Maturity Date for an additional twelve (12) months, subject to payment of an extension fee equal to one percent (1%) or two percent (2%) of the outstanding principal balance as of the Maturity Date, payable in cash or, at Borrower’s election, in Conversion Shares at the Conversion Price set forth in Section 7.3. Borrower’s notice of extension shall specify the selected fee percentage (1% or 2%) and the form of payment. Upon timely notice and payment (or share issuance) of the extension fee, the Maturity Date shall be deemed so extended and all other terms and conditions of this Agreement shall remain in full force and effect.

5. Interest

5.1 Rate. Outstanding principal shall bear interest at a fixed rate of 8.25% per annum (eight hundred twenty-five (825) basis points) (the “Interest Rate”).

5.2 Accrual; Day Count. Interest shall accrue on each Drawdown from (and including) the funding date thereof and be calculated on the basis of the actual number of days elapsed over a 365-day year (actual/365).

5.3 Payment Dates. Interest shall be payable quarterly in arrears on each date that is ninety (90) days after the First Drawdown Date and each ninety (90) day period thereafter, with the final interest payment due on the Maturity Date (or, if such day is not a Business Day, on the next succeeding Business Day) (each, an “Interest Payment Date”).

5.4 Form of Payment. At Lender’s option, interest due on any Interest Payment Date shall be payable in cash or, subject to Section 7, in Conversion Shares. Lender shall notify Borrower of its election no later than five (5) Business Days prior to the applicable Interest Payment Date. If Lender fails to timely notify, interest shall be payable in cash for that period.

6. Payments; Business Day Convention

All payments hereunder shall be made in immediately available funds in USD to an account designated by Lender. If any payment would otherwise fall due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day (the “Business Day Convention”), and interest shall accrue accordingly until (but excluding) such Business Day.

7. Conversion Rights

7.1 Interest Conversion. Subject to Section 7.5, on each Interest Payment Date Lender may elect to convert the accrued and unpaid interest then due into Conversion Shares.

7.2 Principal Conversion. Subject to Section 7.5, Lender may at its discretion convert all or any portion of the outstanding principal at any time from the Effective Date through the Maturity Date and, thereafter, until the date that is twelve (12) months after the Maturity Date; provided, however, that in no event shall any conversion occur later than two (2) years after the First Drawdown Date.

7.3 Conversion Price. The number of Conversion Shares issuable upon any conversion shall equal the dollar amount being converted divided by the “Conversion Price.” The Conversion Price shall be USD $2.00 per share (the “Floor Price”). The Parties may mutually agree in writing to a higher conversion price, but in no event shall the Conversion Price be less than USD $2.00 per share.

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7.4 Status of Shares. All shares of Borrower’s common stock issued upon conversion (the “Conversion Shares”) shall be duly authorized, validly issued, fully paid and non-assessable, shall rank pari passu with all other issued and outstanding shares as of the record date immediately preceding issuance, and shall be issued pursuant to an exemption from registration under the U.S. Securities Act of 1933, as amended, including Regulation S.

7.5 Listing & Compliance. Issuances of Conversion Shares shall comply with applicable law and stock exchange rules, including NASDAQ rules. If shareholder approval is required for any issuance, Borrower shall use commercially reasonable efforts to obtain such approval. No conversion shall obligate Borrower to issue shares in excess of any applicable regulatory limits.

7.6 Mechanics of Conversion. Lender shall deliver to Borrower a written notice of conversion stating the amount to be converted and the proposed settlement date (which shall be not fewer than two (2) Business Days after delivery). Borrower shall, on or before the settlement date, issue and deliver the corresponding Conversion Shares to Lender (or its nominee) by book-entry credit or certificate, and, if applicable, pay any fractional share amounts in cash.

7.7 Taxes; Withholding. Borrower shall be entitled to deduct and withhold from any amounts or shares otherwise deliverable hereunder such amounts as are required to be withheld under applicable law. Any such amounts withheld shall be timely remitted to the appropriate authority and treated as delivered to Lender for all purposes hereof.

8. Representations and Warranties

8.1 Mutual. Each Party represents and warrants to the other that: (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction; (b) it has full power and authority to execute, deliver and perform this Agreement; (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and (d) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action and do not violate any material agreement to which it is a party.

8.2 Borrower. Borrower further represents and warrants that: (a) the Conversion Shares have been duly authorized for issuance; (b) when issued in accordance with this Agreement, the Conversion Shares will be validly issued, fully paid and non-assessable; and (c) Borrower is in compliance in all material respects with applicable securities laws and stock exchange rules.

8.3 Lender. Lender acknowledges that the Conversion Shares have not been registered under the Securities Act of 1933, as amended, and will be issued pursuant to Regulation S, and Lender is acquiring the Conversion Shares for investment purposes and not with a view to distribution in violation of applicable securities laws.

9. Covenants

9.1 Use of Proceeds. Borrower shall use proceeds of each Drawdown solely for the purposes set forth in Section 3.3.

9.2 Conduct of Business. Borrower shall comply in all material respects with applicable laws, including securities laws and NASDAQ rules, in connection with the transactions contemplated hereby.

9.3 Reservation of Shares. Borrower shall reserve and keep available out of its authorized but unissued shares such number of shares as are sufficient to effect conversions of the Facility in accordance with this Agreement, subject to Section 7.5.

10. Conditions Precedent to Drawdowns

Lender’s obligation to fund any Drawdown is subject to: (a) receipt of Borrower’s board approval and evidence of due authorization; (b) no Event of Default then continuing; (c) the representations and warranties of Borrower being true and correct in all material respects as of the funding date; and (d) receipt of customary KYC/AML information reasonably requested by Lender.

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11. Registration Rights (Piggyback)

If Borrower proposes to file a registration statement on Form S-1 (or any successor form) under the Securities Act for its own account or for the account of other security holders, Borrower shall, at Lender’s request, include in such registration the Conversion Shares then held (or issuable upon timely conversion) by Lender, subject to customary cut-back provisions required by the SEC, FINRA, NASDAQ or the managing underwriter(s). Borrower shall bear customary registration expenses, other than selling commissions and transfer taxes of Lender.

12. Termination

12.1 Company Termination Right. Borrower may terminate this Agreement, in whole or in part, at any time and for any reason upon ten (10) Business Days’ prior written notice to Lender; provided that such termination shall not affect any outstanding obligations, Drawdowns or accrued rights (including conversion rights) existing prior to the effective date of termination.

12.2 Automatic Termination. If, pursuant to or within the meaning of any bankruptcy or insolvency law, (a) Borrower commences a voluntary case or any person commences a proceeding against Borrower; (b) a custodian or receiver is appointed for Borrower or substantially all of its property; or (c) Borrower makes a general assignment for the benefit of creditors, then Lender’s obligation to make additional Drawdowns shall automatically terminate without further action, and this Agreement shall automatically terminate as to further commitments without liability to Lender; provided that all outstanding obligations shall thereupon become immediately due and payable in accordance with applicable law.

13. Events of Default; Remedies

The occurrence of any of the following shall constitute an Event of Default: (a) Borrower fails to pay any principal or interest when due and such failure continues for five (5) Business Days; (b) Borrower breaches any material covenant herein and such breach remains uncured for ten (10) Business Days after written notice; or (c) any event described in Section 12.2 occurs. Upon an Event of Default, Lender may declare all outstanding obligations immediately due and payable and exercise any rights and remedies available at law or in equity, subject to Section 7.

14. Miscellaneous

14.1 Notices. All notices shall be in writing and deemed given when delivered by hand, by nationally recognized overnight courier, or by email with confirmation, to the addresses set forth below (or such other address as a Party may designate in writing).

•	Borrower: Nixxy Inc., 1178 Broadway, 3rd Floor, New York, NY 10001; Attn: CEO; Email: mike@nixxy.com

•	Lender: Siwatex OÜ, Harju maakond, Tallinn, Kesklinna linnaosa, Ahtri tn 6a, 10151; Attn: CEO; Email: info@siwatex.com

14.2 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of law principles. The Parties submit to the exclusive jurisdiction of the state and federal courts located in Clark County, Nevada, and waive any objection based on forum non convenient. EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL.

14.3 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that Lender may assign to an affiliate or in connection with a bona fide financing, subject to applicable securities laws and Borrower’s reasonable consent (not to be unreasonably withheld).

14.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior term sheets and understandings. Any amendment or waiver must be in writing signed by both Parties.

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14.5 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and by electronic signatures or PDF copies, each of which shall be deemed to have the same legal effect as an original.

14.6 Severability. If any provision hereof is held invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the Parties shall negotiate in good faith to replace the invalid provision with a valid provision that most closely reflects the Parties’ original intent.

15. Signatures

IN WITNESS WHEREOF, the Parties have executed this Convertible Line of Credit Agreement as of the Effective Date.

SIWATEX OÜ

By: /s/ Vladimir Ivanov

Name: Vladimir Ivanov

Title: CEO

Nixxy Inc.

By: /s/ Mike Schmidt

Name: Mike Schmidt

Title: CEO

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